Exhibit 10.5

AMENDED AND RESTATED ENTREPRENEUR CLIENT LICENSE AGREEMENT

THIS AMENDED AND RESTATED ENTREPRENEUR CLIENT LICENSE AGREEMENT (“License Agreement”), made as of the Effective Date between Licensee, and Delaware Innovation Space, Inc., a Delaware charitable non-profit nonstock corporation (“DISI”).

WHEREAS, DISI and Licensee are parties to that certain Entrepreneur Client License Agreement dated as of 11th day of October 2017, First Amendment dated as of 1st day or November 2018, Second Amendment dated as of 1st day of March 2019, and Third Amendment dated as of 12th day of August 2019 (collectively as “Original Agreement”) and as of the Effective Date, Licensee and DISI agree that the Original Agreement shall be fully amended and replaced in its entirety by the terms and conditions of this License Agreement.

WHEREAS, DISI is tax-exempt organization described in Section 501(c)(3) of the Internal Revenue Code formed to encourage the collaboration and development of early-stage or start-up companies with businesses relating to industrial biotechnology, advanced materials, chemical ingredients, renewable energy, nutrition, and healthcare (the “Participants”) by providing science and business incubator resources with the intent to foster innovation, development and jobs in Delaware (the “Incubator Program”); and

WHEREAS, in furtherance of its tax-exempt purposes, DISI will provide the Incubator Program to Participants, including the licensing and managing of space, and providing certain other services and programming, as more particularly described herein (collectively “Resources and Shared Facilities”);

WHEREAS, Licensee has submitted an application for admission as a Participant to the Incubator Program and has developed or is developing a business plan in support of that application; and

WHEREAS, DISI, upon review of Licensee’s application and supporting documentation, has accepted Licensee such that Licensee is a Participant in the DISI Incubator Program; and

WHEREAS, Licensee desires to license the Licensed Space (as hereinafter defined) and receive Resources and Shared Facilities as a Participant in the Incubator Program, in each case, in accordance with the terms and provisions of this License Agreement;

WHEREAS, Licensee understands and acknowledges that DISI is a collaborative community designed to foster growth and development of each Participant, of which Licensee is one, for the ultimate betterment of Delaware and its citizens, and that each Participant agrees to instruct its personnel to adhere to certain guidelines and behaviors in order to foster that growth by being congenial to other Participants, encouraging and facilitating collaboration to the extent possible, showing respect in communications and the use of Resources and Shared Facilities, and following similar rules of courteous rules of conduct while a Participant;

WHEREAS, all capitalized terms used but not defined herein shall have the meanings set forth on the Addendum to Entrepreneur Client License Agreement which is attached hereto as Attachment A and incorporated as if fully set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements in this License Agreement, the parties agree as follows:

1.    License Grant. DISI grants to Licensee and Licensee hereby accepts from DISI, a license to use the space or spaces located within building E400 and/or E500 on the Experimental Station campus at 200 Powder Mill Road, Wilmington, Delaware 19803 (the “DISI Buildings”), the initial location and area allowances of which are as indicated in Attachment A (the “Licensed Space”), together with (i) the rights of ingress thereto and egress therefrom, and (ii) the right to use the parking spaces in the lot(s) adjacent to the DISI Buildings on a non-reserved basis and to the extent available. Licensee shall have exclusive possession and custody of such Licensed Space, subject to Licensee’s continued participation in the Incubator Program and also subject to ingress and egress and other reserved rights of DISI and its agents (but only to the extent expressly permitted under this License Agreement). DISI shall also make available, and Licensee shall utilize as part of the Incubator Program, some or all of the following additional Resources and Shared Facilities:

(a)    Resources and Shared Facilities. DISI will provide to all Participants in the Incubator Program a centralized reception, and limited administrative services. Other services and facilities will include direct or indirect access to centralized mail handling, certain library and reference materials and standard office equipment (to the extent identified on Attachment A). Such services and facilities will be made available to Licensee on a shared basis with other occupants of the DISI Buildings, other Participants in the Incubator Program, and others, and, as such, Licensee understands that DISI will make such services available on a commercially reasonable efforts basis, subject to the procedures and processes developed for shared use. The “Incubator Manager” is defined as the appointed representative of DISI as identified by the CEO of DISI from time to time.

(b)    “If Available” Shared Facilities. DISI will provide Licensee on an “if available” basis the use of conference rooms and shared laboratories within the DISI Buildings. Use of such conference rooms, laboratories and equipment shall be scheduled and reserved according to policies and procedures published and amended by the Incubator Manager from time to time.

(c)    Communications Connections. DISI shall provide wiring and jacks for one (1) telephone and one (1) computer and network hook-up within each office or lab in the Licensed Space. DISI shall also provide Wi-Fi capability. Licensee shall pay for any international calls, collect calls or other fees attributable to its respective lines or hook ups. Any replacement or upgrading of equipment or service requested by Licensee shall be at the sole expense of Licensee and shall be made only with the prior written approval of the Incubator Manager, such approval not to be unreasonably withheld, conditioned or delayed. DISI will provide the wiring for computer network link-up to the wall outlet at no charge. Licensee shall be responsible for ensuring that Licensee has adequate protection against viruses through the use of its own virus protection on its systems and hardware, and DISI shall have no liability therefor, except to the extent such liability is based upon or caused by any failure by DISI to materially comply with any applicable federal, state or local laws, regulations or codes. Licensee shall adhere to system and network security protocols and rules provided to Licensee by DISI and DISI’s network administrator, and Licensee is prohibited from engaging in any violations of system or network security or any reasonable rules DISI or the network administrator may adopt related thereto. Internet access may not be used in connection with attempts - whether or not successful - to violate the security of a network, service or other system. DISI may disconnect Licensee’s equipment and withhold services if DISI reasonably determines that Licensee’s hardware or software poses material risk of material harm to the network or another service or system or otherwise violates this provision. If the Incubator Manager determines, in his or her reasonable discretion, that Licensee uses excessive amounts of bandwidth relative to other occupants of the DISI Buildings, Incubator Manager shall provide Licensee with notice of the same (together with back-up statements or invoices evidencing such excess usage). If such notice is provided, Licensee and Incubator Manager shall meet to discuss bandwidth usage, which meetings shall occur on an as needed basis based on the sole discretion of DISI, and DISI shall be entitled to apply an additional charge for any month after the first such meeting in which Licensee uses excessive bandwidth or Licensee shall be required to reduce its usage. Such charge, if any, shall be payable thirty days after invoice therefore.

(d)    Utilities. Through the Services Agreement (as identified in Section 13 below), DISI shall provide Licensee with HVAC, electricity, nitrogen, water, compressed air, vacuum, deionized water, and sewer service for seven days per week of normal office or laboratory use in available locations as specified by DISI. DISI shall also supply normal refuse (paper, cardboard, aluminum, etc.) disposal during normal business days, Monday through Friday. Normal and reasonable janitorial service shall be provided by DISI. If the Incubator Manager determines, in his or her reasonable discretion, that Licensee uses excessive amounts of facilities or utilities relative to other occupants of the DISI Buildings, Incubator Manager shall provide Licensee with notice of the same (together with back-up statements or invoices evidencing such excess usage). If such notice is provided, Licensee and Incubator Manager shall meet to discuss such usage, which meetings shall occur on a basis determined by DISI throughout the remainder of the term, and DISI shall be entitled to apply an additional charge for any quarter after the first such meeting in which Licensee uses excessive facilities or utilities. Such charge, if any, shall be payable thirty days after invoice therefore.

(e)    Damage to Facilities. In the event that any Resources and Shared Facilities or Licensed Space (collectively “Facilities”), equipment, or any other DISI property is damaged or destroyed through misuse or negligence by Licensee, DISI may make the required repairs or replacement of damaged property and shall provide Licensee with an invoice representing the reasonable loss to DISI (whether replaced or repaired or otherwise, at the Incubator Manager’s sole discretion), said invoice to be due and payable by Licensee within thirty (30) days of the date of issuance. In the event that normal maintenance is required for said Facilities, equipment, or DISI property (including due to the ordinary course or as attributable to ordinary wear and tear), Licensee shall notify the Incubator Manager, who is the sole person authorized to arrange for such service, and the cost for such maintenance shall be solely borne by DISI. The cost for any unauthorized repairs ordered by Licensee shall be borne exclusively by Licensee.

(f)    Alterations. Licensee shall not make any modifications, alterations, improvements or installations to the Facilities which are structural in nature (including modifications to or new connections that tie into the house exhaust system, utility system, or other systems that do not exclusively serve the Licensed Space) without the Incubator Manager’s prior written consent. Licensee shall have the right to install in, and remove from, the Licensed Space, any modifications, alterations, improvements or installations to the Facilities which are non-structural in nature, including, without limitation, equipment and/or other tenant improvements that do not constitute fixtures (collectively, “Non-Structural Alterations”) without consent, provided that any such Non-Structural Alterations do not have a material adverse effect on the structural composition, utility, exhaust or other connections of the Facilities and that Licensee shall repair and restore any damage or injury to the Facilities caused thereby. All Non-Structural Alterations to the Licensed Space which are now owned or are constructed, installed or otherwise made by Licensee shall be the property of Licensee throughout the term of this License Agreement and shall be removed by Licensee unless otherwise agreed at the end of the term of this License.

(g)    Environmental. DISI represents, warrants and agrees that Licensee shall have no responsibility for the clean-up and removal of any hazardous substances or hazardous wastes, products or pollutants, including, without limitation, asbestos, oil, petroleum products and their by-products previously, now and in the future existing on, within or underneath the DISI Buildings except to the extent generated, used or brought onto the applicable DISI Building or Experimental Station campus by Licensee.

2.    License Fees; Term. The Term of this License Agreement and Licensee’s obligation to pay a License Fee (as defined on Attachment A and consisting of monthly cash payments, and additional License Fees, if any) are as provided below and on the Addendum. Licensee shall pay applicable sales, use, or other taxes with respect to all License Fees.

(a)     License Fees. Throughout the Term of the License Agreement, Licensee shall pay the License Fee to DISI in monthly installments on the first day of each calendar month during the term and any renewal term, in advance, to DISI by check delivered to DISI’s offices at Experimental Station, E500, 200 Powder Mill Road, Wilmington, Delaware 19803, c/or President & CEO, unless DISI designates another place or method of payment. The License Fee shall be paid without abatement, deduction, or set off for any reason. If the Term of this License Agreement includes any partial month, the License Fee for such partial month shall be prorated in accordance with the number of days covered. Notwithstanding anything to the contrary herein, Licensee shall deliver the License Fee for the first month to DISI upon execution of this License Agreement, and such amount shall be credited to Licensee’s license fee obligation on the Commencement Date (as defined on Attachment A). If a renewal term is provided under this Agreement and the same is validly exercised in accordance with the terms of this Agreement, then the Renewal License Fee payable for such renewal period shall be as defined on Attachment A.

(b)    Decommissioning and Cleaning Fee. Upon execution of this Agreement, Licensee shall deliver to DISI a non refundable lab Decommissioning and Cleaning Fee (as defined on Attachment A) to provide full decontamination services upon termination of this License Agreement and exit of the Licensee from the Licensed Space and to prepare the space for the next client. Additional fees apply at the end of the Term of this License Agreement if any radioactive contamination is found and attributable to the Licensee. Costs for any such decontamination would be billed at cost to and paid by the Licensee above and beyond the Decommissioning and Cleaning Fee, which payment obligation shall survive the term of this License Agreement.

(c)    Term. The initial term together with any properly exercised renewal term shall be the “Term”. Licensee shall have the right to extend the initial term of this License Agreement for the renewal term (to the extent set forth in the Addendum), provided written notice of the exercise of said option is furnished to DISI at least 90 days prior to the expiration of the initial term and DISI and Licensee execute an amendment to this License Agreement in accordance with this Section 2 (provided further, however, that the failure to execute such amendment shall not affect the extension of the initial term or the validity of this License Agreement). Licensee’s right to exercise such option is subject to provision by Licensee to DISI of a summary of Licensee’s anticipated activities and financial situation during the renewal term and other information reasonably requested by DISI, that (in DISI’s reasonable judgment) meets DISI’s requirements with regard to its objectives and obligations to third parties. Upon request of Licensee, DISI agrees to execute its standard non-disclosure agreement in connection with information requested by DISI in accordance with the foregoing sentence. Additional renewal terms may be requested by Licensee in the event of special circumstances. Such requests may be approved in the sole discretion of DISI. If, for any reason, the term of either DuPont Agreement (as defined in Section 13 below) expires or is terminated prior to this License Agreement’s expiration or termination date, this License Agreement shall terminate on the date of such DuPont Agreements’ expiration or termination (it being understood that Licensee shall not be obligated to pay any additional license fee or other cost arising after such termination date).

(d)    Additional License Fees. Unless otherwise agreed to, the cost of any services or resources requested in writing by Licensee and provided by DISI not indicated in Section 1 above shall be borne by Licensee. Licensee shall be billed separately for said additional services or resources as additional cash license fees, payment for which shall be due and payable within thirty (30) days of invoice therefore. All such additional license fees shall be reasonable based on the services provided.

(e)    Delinquent Fees; Revocation of License. If Licensee fails to pay any cash License Fees for thirty (30) days or more after such cash License Fees are due under this License Agreement, DISI,

in its sole discretion, may revoke Licensee’s license and/or discontinue the provision of any utilities or services hereunder. Licensee acknowledges that any late payments by Licensee to DISI of any License Fee or other sums due under this License Agreement will cause DISI to incur costs not contemplated by this License Agreement, the exact amount of such costs being extremely difficult and impractical to fix. Such other costs include, without limitation, processing, administrative and accounting charges and financing charges. Accordingly, if any License Fee or any other amount payable by Licensee hereunder is not received by DISI by the date due, Licensee shall pay to DISI an additional sum of ten percent (10%) of the overdue amount as a late charge, but in no event more than the maximum late charge allowed by law. The parties agree that such late charge represents a fair and reasonable estimate of the costs that DISI will incur by reason of any late payment. Acceptance of a late charge shall not constitute a waiver of Licensee’s default with respect to the overdue amount or prevent DISI from exercising any of the other rights and remedies available to DISI under this License Agreement or at law or in equity now or hereafter in effect. However, this provision does not affect any default provisions or DISI’s termination rights under this License Agreement and does not create an obligation to revoke Licensee’s status in the event of nonpayment or other default by Licensee.

(f)    Relocation. During the term of this License Agreement, DISI shall have the right, in its sole discretion, to relocate the Licensed Space to another location within either of the DISI Buildings, provided, however, that (i) DISI provides Licensee with at least thirty (30) days’ notice of its exercise of such relocation right, (ii) the size, layout and functionality of such relocated space is substantially similar per DISI’s opinion to that of the initial Licensed Space, and (iii) DISI promptly reimburses Licensee for all reasonable out-of-pocket costs sustained in relocating to the relocated space (unless DISI and Licensee mutually agree for Licensee to relocate to such relocated space, in which case, such costs shall be borne exclusively be Licensee). Following such relocation, the relocated space shall be deemed to be the “Licensed Space” for purposes of this License Agreement.

3.    Termination. Nothing herein shall relieve either party of any outstanding obligation incurred pursuant to this License Agreement prior to any termination. The Resources and Shared Facilities are provided and licensed hereunder for furthering DISI’s tax-exempt business purposes of being an incubator and creating jobs in Delaware, which is aided by educating Licensee in successfully completing the Incubator Program Licensee’s business objectives as approved by DISI.

(a)    Not a Lease; Right to Terminate. The parties understand and agree that this License Agreement constitutes a license, not a lease, and that the relationship of the parties hereunder is that of licensor and licensee, and not that of landlord and tenant. Notwithstanding Section 14 below, if DISI has reason to believe at any time that Licensee is no longer following its business plan as approved by DISI, then DISI, in its sole discretion (but subject to the provisions of Section 14 below), may review Licensee’s status. If, in DISI’s sole discretion, but after consultation with Licensee, Licensee’s current status is not in material accord with its business plan, DISI may terminate this License Agreement with thirty (30) days’ prior written notice.

(b)    Default; Notice of Termination. Should either party be in breach of any material terms or conditions stated within this License Agreement, including but not limited to those stated in Section 5(a), then the other party shall have the right to terminate this License Agreement upon thirty (30) days’ written notice, if the other party does not correct such breach within the said thirty (30) day period. Notwithstanding the foregoing, in the event that the actions of Licensee or this License Agreement are in violation of the DuPont Agreement Provisions (as defined below), then DISI shall have the right to terminate this License Agreement immediately upon notice to Licensee.

4.    Indemnification. Licensee shall at all times during the term of this License Agreement and thereafter, indemnify, defend, and hold DISI, its board members, officers, employees, and affiliates

(hereinafter “Indemnitees”), harmless against all claims and expenses, including legal expenses and reasonable attorneys’ fees, whether arising from a third party claim or resulting from DISI enforcing this indemnification clause against Licensee, or arising out of the death of or injury to any person or persons or out of any damage to property and against any other claim, proceeding, demand, expense, or liability of any kind whatsoever resulting from the Licensee’s occupancy or use of the Licensed Space, arising from any right or obligation of Licensee hereunder, or arising out of a breach or violation of Licensee of any terms, covenants, or conditions contained herein. This indemnification shall not apply to any liability, damage, loss, claim, demand, or expense to the extent that it is attributable to the gross negligence or intentional wrongdoing of the Indemnitees. Licensee shall, at its own expense, provide attorneys reasonably acceptable to DISI to defend against any actions brought or filed against any party indemnified hereunder with respect to the subject of indemnity contained herein, whether or not such actions are rightfully brought.

5.    Insurance. During the term of this License Agreement, Licensee shall, at its sole cost and expense, procure and maintain policies of comprehensive general liability and other insurance as set forth below naming the Indemnitees as additional insured.

(a)    Comprehensive General Liability. The comprehensive general liability insurance shall provide broad form contractual liability coverage for Licensee’s indemnification under this Section 5 in the following minimum amounts:

(i)    comprehensive liability (personal injury, including death): $1,000,000 per occurrence and $2,000,000 general aggregate limit and;

(ii)    property damage: insurance covering the replacement value of Licensee’s personal property in the Licensed Space.

(b)    Other Insurance. Licensee shall obtain and keep in force all worker’s compensation insurance required under the laws of the State of Delaware, and such other insurance as may be necessary to protect Indemnitees against any other liability of person or property arising hereunder by operations of law, whether such law is now in force or is adopted subsequent to the Effective Date. Notwithstanding anything to the contrary, DISI shall have no liability for any loss in connection with Licensee’s personal property.

(c)    Proof of Insurance; Cancellation; Replacement Insurance. Licensee shall provide DISI with written evidence of such insurance prior to the Commencement Date of this License Agreement, and shall provide DISI with written notice at least forty-five (45) days prior to the cancellation, non-renewal, or material change in such comprehensive general liability insurance. If Licensee does not obtain replacement insurance providing comparable coverage within such forty-five (45) day period, or provide self-insurance satisfactory to DISI, DISI shall have the right to terminate this License Agreement.

(d)    Waiver of Subrogation. Each of the parties hereto hereby releases the other from any and all liability for any loss or damage covered by such insurance (or which would have been covered if insurance was canceled in accordance with this License Agreement) which may be inflicted upon the property of such party even if such loss or damage shall be brought about by the fault or negligence of the other party, its agents or employees, and each party agrees that it shall cause its policy of insurance to contain a clause to the effect that this release shall not affect said policy or the right of the insured to recover thereunder, along with a waiver of the insurer’s rights of subrogation.

6.    Destruction of Space; Personal Property; Condemnation.

(a)    If the Licensed Space is totally destroyed (or so substantially damaged as to be uninhabitable) by storm, fire, earthquake, or other casualty, this License Agreement shall terminate as of the date of such destruction or damage, and license fees shall be accounted for as between DISI and Licensee as of that date. If the Licensed Space is damaged but not rendered wholly uninhabitable by any such casualty or casualties, license fees shall abate, as reasonably determined by DISI, in such proportion as the use of the Licensed Space has been destroyed until DISI has restored the Licensed Space to substantially the same condition as before damage, whereupon full license fees shall commence. Nothing contained herein shall require DISI to make such restoration, however, if not deemed advisable in its judgment. DISI shall make its intentions to restore or not to restore said Licensed Space to original condition known to Licensee in writing, within ninety (90) days of such occurrence. If DISI decides against such reconstruction or fails to provide such notice, Licensee may, at its option, terminate this License Agreement. Licensee acknowledges that Licensee is solely responsible for any destruction, damage or diminution in value in any way of any personal property that it owns.

(b)    If all of or any portion of the Licensed Space (or any portion of the applicable DISI Building that would materially and adversely affect the use and enjoyment of the Licensed Space by Licensee) is taken by condemnation, then this License Agreement shall terminate and all obligations hereunder shall cease as of the date upon which possession is taken by the condemnor.

7.    Maintenance; Survey. The interior of the Licensed Space shall be maintained in its condition as of the Commencement Date, with normal wear and tear excepted. Prior to the Commencement Date, DISI and Licensee may perform a joint walk-through of Licensed Space and equipment, indicating any unsatisfactory or other notable conditions. A written report of said walk through, if any, shall be attached hereto and be made also upon termination of this License Agreement. In the event that the facilities incur any loss or damage (other than normal wear and tear), Licensee shall return the Licensed Space to its original condition to the reasonable satisfaction of DISI. Otherwise, DISI shall make the required repairs or replacement of damaged property, and shall provide Licensee with an invoice due and payable in accordance with its terms. Licensee, under this Section 7, is deemed to have accepted the Licensed Space in the condition existing on the Commencement Date. Licensee is not liable for losses or damage to the Licensed Space, furnishings, or equipment due to any negligent or more culpable act or omission of DISI or its personnel, including any reckless or willful misconduct, or by a failure by DISI to materially comply with any applicable federal, state or local laws, regulations or codes. Notwithstanding anything to the contrary contained in this License Agreement, Licensee shall not be obligated to conduct, or bear the cost of conducting, any maintenance or make any repairs to the structural and exterior portions of the DISI Buildings (including, without limitation, all structural floors, walls, supports and foundations thereof) or the existing heating, ventilation and air conditioning, plumbing and other mechanical systems in the DISI Buildings (it being understood that to the extent such maintenance and repairs are obligations of DuPont under the DuPont Agreement, DISI agrees to use commercially reasonable efforts to enforce the provisions of the DuPont Agreements).

8.    Interruption of Business. Except as specified in Section 6, DISI shall not be responsible to Licensee for any damages or inconvenience caused by interruption of business or inability to occupy the Licensed Space or unavailability of any utilities or services for any reason whatsoever, providing that, Licensee shall be credited with the cash license fee on a pro rata basis for any working day period, if the business interruption is due to circumstances caused by DISI that are not in the normal course of business or that are not a part of normal operating procedures at the DISI Buildings.

9.    No Assignment. This License Agreement is not assignable without the prior written consent of DISI, which consent shall not be unreasonably withheld, conditioned or delayed, and any attempt to do so shall be void; provided, however, that either party may assign this License Agreement without such consent and upon prior written notice to the other party to one or more of its affiliates or an entity that acquires all or substantially all of the business or assets of such party to which this Agreement pertains, whether by merger, reorganization, acquisition, sale or otherwise.

10.     Qualification for Incubator Program; Non-Interference; Animal or Human Research; Toxic Materials.

(a)    Licensee Business; Reporting. Licensee’s admittance to the Incubator Program is based, in part, on DISI’s review of Licensee’s business concept, objectives, and plans as presented in the DISI license application and related documents. Licensee agrees it shall provide to the Incubator Manager, not later than thirty (30) days after the end of each calendar year, a written report describing (i) Licensee’s business growth and development, (ii) the number of added employees and in what job classifications, (iii) average salaries in job classifications, (iv) funding and capital raised, (v) the growth in annual output of product or other capacity measures appropriate to the business, and (vi) such other agreed upon productivity measures and statistics in order to provide DISI with sufficiently detailed information concerning Licensee’s activities and business progression as a Participant in the Incubator Program to permit DISI to file any public reports or grant applications necessary to support DISI’s mission and to report to the State of Delaware, DISI’s donors and partners about DISI’s programs and results thereof. DISI acknowledges and agrees that items furnished to DISI pursuant to this Section 10(a) contain sensitive personal and/or financial material, and DISI agrees to utilize commercially reasonable efforts to keep such information confidential, which may include submitting aggregated summaries without attribution to a given Participant.

(b)    Use of Licensed Space. Use of the Licensed Space and other facilities, furnishings, equipment, and services made available to Licensee by DISI shall be in furtherance of Licensee’s business concept, objectives, and plans, and shall not be in furtherance of any illicit or illegal purposes, or purposes not consistent with Licensee’s business concept, objectives, and plans. Licensee’s use of the Licensed Space, the Shared Facilities and the equipment, furnishings, and services available under this License Agreement shall not interfere, in any manner, with use by other licensees or occupants of nearby facilities and equipment. Research involving the use of animals, human subjects, or the use of hazardous or toxic materials by Licensee in the Facilities is not permitted unless consented to in writing by DISI, and then only in the manner prescribed by DISI. DISI reserves the right to approve in its sole discretion Licensee’s use of the Licensed Space and Shared Facilities, and available equipment, furnishings, and services.

11.    Compliance with DISI Policies; Requirements; Disallowed Chemicals. Licensee shall comply with all applicable DuPont Experimental Station Site Policies and Procedures, and DISI rules and policies, including policies relating to human and animal subjects, recombinant DNA/RNA practices, biohazards, and radiation safety, as well as federal, state, or local laws, ordinances, codes, rules, permits, licensing conditions, and regulations, including any amendments thereto (collectively, the “Requirements”), in its use of the Licensed Space, Shared Facilities and shall procure, at its expense, any licenses, permits, insurance, and government approvals necessary to the operation of its business. Licensee shall not obtain, renew or modify any permit that imposes additional regulatory burdens on Experimental Station operations; provided, however, that this sentence shall not preclude Licensee from obtaining, renewing or modifying any permits that may impose additional minor regulatory burdens on DISI or the Licensed Space. Licensee is responsible for the safe management and disposal of all chemicals/bioactives at all times, including upon termination of this License Agreement. Licensee acknowledges that the chemicals listed on Attachment B are not allowed at any time on the Licensed Space or the DISI Buildings. The Incubator Manager shall have the authority to update and revise Attachment B from time to time, provided, however, that any such change shall not materially impact Licensee’s activities in the Licensed Space unless such change is necessary for the health, safety, or legal compliance. The Incubator Manager shall provide Licensee with notice of any such change.

12.    DISI Approval of Lab Use and Operations; PHA and SOP. Any new equipment or process to be used or implemented by Licensee in the DISI Buildings shall first be required to comply with a Process Hazard Analysis (“PHA”) and Standard Operating Procedure (“SOP”) review by Incubator Manager. Client agrees to supply such documentation to Incubator Manager prior to such review and such operations can commence only after approval by the Incubator Manager. Licensee also acknowledges and agrees that DISI may perform routine lab audits and assessments at any time in order to ensure safe operations.

13.    Control of Facilities. Notwithstanding anything to the contrary herein, DISI reserves the right at all times to control all Facilities licensed hereunder, and to enforce all applicable necessary laws, rules, and regulations. Notwithstanding the foregoing, Licensee acknowledges that DISI’s rights to the DISI Buildings are subject to all matters of record and that certain Lease Agreement between DISI and E.I. du Pont de Nemours and Company (“DuPont”) dated July 1, 2017 (as to the E400 building), that certain Land Lease Agreement between DISI and DuPont dated July 1, 2017 (as to the E500 land), and that certain Services Agreement dated July 1, 2017 between DISI and DuPont (as to utilities and services at the Experimental Station) (collectively, the “DuPont Agreements”), which impose certain requirements on the use and operations of the DISI Buildings, including the matters set forth on the attached Attachment C (“DuPont Agreement Provisions”). This License Agreement is subject and subordinate to the terms of the DuPont Agreement Provisions. DISI represents and warrants to Licensee that (i) the granting of this License and the terms of this License Agreement are not prohibited by and do not conflict with the terms and provisions of either of the DuPont Agreements or any matters of record, and (ii) no event has occurred or is continuing which, with the passage of time or the giving of notice, or both, would constitute a default by DISI under either or both of the DuPont Agreements.

14.    Business Plan Review. At the request of DISI, but not more frequently than at three month intervals, Licensee agrees to review its current and prospective business plan and activities with DISI. Progress may be monitored in relation to the previous most recent plans, including an agreed next milestone, which have been reviewed and approved in writing by both Licensee and DISI.

15.    Locks. DISI will install all locks attached to the Licensed Space and provide two keys for each lock to Licensee. DISI will have keys to all locks, and may enter the Licensed Space at reasonable times, for inspection, maintenance or repair, or for any other necessary reason. Entry for other than normal maintenance and inspection activities shall be preceded by appropriate notice to Licensee. In the event of an emergency, notice will be given at the first reasonable opportunity, even after the fact. Licensee shall not change locks or copy keys without DISI’s prior written consent.

16.    Background Check and Number of Authorized Personnel.

(a)    Background Check. Licensee shall enable and DISI shall perform background checks on all of its employees, agents or representatives who require routine access to the Experimental Station, to confirm that each employee has no noted discrepancies in each of the following: Criminal Background Check (CBC): Prothonotary’s Office / County Courthouse search of criminal records for the past seven (7) year period (misdemeanor & felony); National File Search / Multi-State File Search; Legal Authorization to work (I-9, E-Verify); and Social Security Number verification and Validation. As a condition to obtaining entry or access to any part of the DISI Buildings and the Experimental Station on a routine basis, Licensee and each of Licensee’s employees, contractors, agents or representative must complete an application and, to DISI’s sole satisfaction, pass any background check required by the Incubator Manager. It is anticipated that the background check process will be a one-time requirement for each employee as long as the License Agreement is in effect and the employee maintains continuous employment with the Licensee during the course of this License Agreement. Licensee and DISI agree to comply with all applicable federal, state, and local laws regarding background checks.

(b)    Number of Authorized Personnel. All personnel who will be in the Licensed Space on a routine basis, and not classified as a visitor, are required to have security badge following the successful completion of the background check. Licensee shall be authorized to have badged personnel on the Experimental Station campus or in the Licensed Space, but the number of Licensee’s badged personnel shall not exceed its Badge Allocation (as defined in the Addendum) at any one time.

17.    Right to Remove Property. Unless in default of contract, Licensee shall have the right to remove any equipment, goods, fixtures, and other property which it owns and has placed or affixed within or to the Licensed Space, provided Licensee repairs damage caused by such removal. Licensee shall not remove improvements made to the facilities or Licensed Space by DISI or on behalf of DISI during this License Agreement.

18.    Use of Names and Other Matter. Licensee shall not use the names of DISI or its employees or agents, nor any adaptation thereof, in any way including press releases, advertising, promotional, or sales literature without prior written consent obtained from DISI in each case. Notwithstanding the foregoing, DISI and Licensee may refer to Licensee as a “licensee” of the Licensed Space and a Participant in connection with DISI’s Incubator Program and DISI may publish such announcements in DISI publications and on its website. Licensee may publish on its website that Licensee is a Participant in the Incubator Program for so long as it is an active participant and paying monthly license fees as specified herein this License Agreement. Licensee shall provide DISI with a brief written description of Licensee’s business that DISI can use and adapt for DISI’s publications. Except as expressly provided in this Section, Licensee shall not use, in any manner, without DISI’s prior express written consent and approval of the format: (i) DISI’s logo, name, nor that of the DISI Buildings’, or (ii) any photographs of the premises, the buildings or the Licensed Space.

19.    No Partnership; Agency. Nothing contained in this License Agreement shall create any partnership or joint venture between the parties, nor an agency relationship. Neither party may pledge the credit of the other or make any binding commitment on the part of the other.

20.    Miscellaneous. This License Agreement shall not be subject to any change or modification except by the execution of a written instrument subscribed to by the parties hereto. The provisions of this License Agreement are severable, and in the event that any provisions of this License Agreement shall be determined to be invalid or unenforceable under any controlling body of the law, such invalidity or unenforceability shall not in any way affect the validity or enforceability of the remaining provisions hereof. The titles herein are for convenience only. This License Agreement, including all attachments hereto, and all matters arising out of or relating to this License Agreement, whether sounding in contract, tort or statute, shall be construed, governed, interpreted, and applied in accordance with the laws of the State of Delaware, without giving effect to the conflict of laws provisions thereof. This License Agreement and any other documents incorporated herein by reference and all related exhibits and schedules, constitutes the sole and entire agreement of the parties to this License Agreement with respect to the subject matter contained herein and therein and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter.

21.    Notices. All notices required or permitted hereunder shall be given in writing and sent by either: (a) mailed, postage prepaid by certified or registered mail; (b) sent by a nationally recognized express courier or hand delivery; or (c) electronic mail to the address listed below. Any written notice shall be deemed made upon receipt by the receiving party, in the case of mailing, or immediately in the case of electronic mail.

In the case of DISI:

Delaware Innovation Space, Inc.

200 Powder Mill Road

P.O. Box 8354

Experimental Station, E500

Wilmington, Delaware 19803

Attn: President & CEO

In the case of Licensee to Licensee’s Address for Notice (as set forth in the Addendum).

22.    Dispute Resolution.

(a)    The parties shall resolve any dispute, controversy or claim arising out of or relating to this License Agreement, or the breach, termination or invalidity hereof (each, a “Dispute”), under the provisions of this Section 22. The procedures set forth in this Section 22 shall be the exclusive mechanism for resolving any Dispute that may arise from time to time.

(b)    The parties hereby agree that, in the event of any Dispute between the parties, the parties shall first seek to resolve the Dispute through informal discussions. If the Dispute has not been resolved through informal discussions within sixty (60) calendar consecutive days after one party provides written notice to the other party of such Dispute, then either party may initiate mediation as provided in the following paragraph (b).

(c)    If the Dispute has not been resolved by negotiation as provided in paragraph (a) above, the parties shall endeavor to settle the Dispute by mediation under the Center for Public Resources (“CPR”) Model Procedure for Mediation of Business Disputes in effect at such time; provided, however, that the parties hereby acknowledge and agree that the mediation shall be deemed in the nature of settlement discussions and that neither the fact that the mediation took place nor any statement or conduct of any participant in such mediation shall be admissible into evidence and any subsequent litigation or any arbitration or other dispute resolution proceeding involving the Parties, and any disclosure in any form, including oral, by any person participating in such mediation shall not operate as a waiver of any privilege, including attorney work product or attorney client privilege.

(d)    The neutral third party mediator will be selected from the CPR Panels of Neutrals, with the assistance of CPR, unless the parties agree otherwise.

(e)    In the event the parties have not resolved the Dispute pursuant to Sections 22(a) and (b) above by such mediation within thirty (30) days after the submission to the mediator, the Dispute shall be submitted to a panel of three (3) arbitrators for arbitration to be administered by the American Arbitration Association under the then-current Commercial Arbitration Rules of the American Arbitration Association. The decision of the arbitrators with respect to such Dispute shall be final and binding upon the parties and may be entered by any court having jurisdiction hereunder. Except as expressly set forth herein, the arbitrators shall have no power or authority to award, and each of the parties expressly waives and foregoes any right to, consequential, punitive, special or indirect damages.

(f)    The parties agree to share equally the costs and expenses of the mediation (which shall not include the expenses incurred by each party for its own legal representation in connection with the mediation).

23.     Non-Discrimination. Licensee shall not discriminate on the basis of race, color, national origin, handicap, age, religion, or sex in connection with its use or occupancy of the Licensed Space or in connection with any improvements thereto.

24.    Effect of License Agreement. The recitals of this License Agreement are incorporated herein. Pursuant to the terms of the recitals, this License Agreement fully amends and replaces the Original Agreement as of the Effective Date of this License Agreement. As such, the parties hereby acknowledge that the terms of the Original Agreement remain in effect prior to the Effective Date, and as of the Effective Date, the terms of this License Agreement shall control.

[Signature page follows.]

IN WITNESS THEREOF, the parties have executed this Amended and Restated License Agreement as of the Effective Date.

Delaware Innovation Space, Inc.

By:	/s/ William D. Provine, Ph.D.
William D. Provine, Ph.D.
President and Chief Executive Officer

Date: June 7, 2020

Prelude Therapeutics, Inc.

By:	/s/ Krishna Vaddi, DVM, Ph.D.
Krishna Vaddi, DVM, Ph.D.
Chief Executive Officer

Date: June 4, 2020

ATTACHMENT A

ADDENDUM TO AMENDED AND RESTATED ENTREPRENEUR CLIENT LICENSE AGREEMENT

THIS ADDENDUM TO AMENDED AND RESTATED ENTREPRENEUR CLIENT LICENSE AGREEMENT (“Addendum”) is attached to and incorporated into that certain Amended and Restated Entrepreneur Client Services Agreement (“License Agreement”) so that all terms set forth in this Addendum are part of the License Agreement.

Unless otherwise defined herein, all capitalized terms used in this Addendum shall have the meanings ascribed to them in the License Agreement. In the event of any conflict between this Addendum and the License Agreement, this Addendum shall control.

The following terms as used in the License Agreement shall have the meanings set forth below:

1.    “Effective Date” shall mean June 1st, 2020

2.    “Licensee” shall mean Prelude Therapeutics, Inc., a Delaware corporation

3.    “Licensed Space” shall mean the space identified below in Buildings 400:

Lab/Office	Type
E400-3200	Open Office Area
E400-3213	Team Room
E400-3214	Private Lab
E400-3215	Team Room
E400-3220	Private Lab
E400-3226	Private Lab
E400-3232	Private Lab
E400-3238	Private Lab
E400-3244	Private Lab
E400-3246	Private Lab
E400-3253	Team Room
E400-3255	Team Room
E400-3257	Private Office
E400-3259	Private Office
E400-3263	Conference Room
E400-3265	Conference Room
E400-3204	Private Lab
E400-3212	Private Lab
E400-3552/3552A	Team Room
E400-3205	Private Lab
E400-3207	Private Lab
E400-3425	Private Lab
E400-Cubicle A	Cubicle
E400-Cubicle B	Cubicle
E400-Cubicle C	Cubicle
E400-Cubicle D	Cubicle

4.    “License Fee” shall mean as set forth below for the term and any renewal term:

Time Period	Monthly Fee (due on the 1st of each month)
June 1st, 2020 – November 30th, 2020	$85,450
December 1st, 2020 – December 31st, 2021	$87,450

5.    “Commencement Date” shall mean June 1st, 2020

6.    The initial term of the License Agreement shall be nineteen months, commencing on the Commencement Date and terminating on December 31st, 2021

7.    No renewal term

8.    Left blank

9.    “Badge Allocation” shall mean 70 badged personnel

5.    “Decommissioning and Cleaning Fee” shall be mean $24,000

6.    “Licensee’s Address for Notice” shall mean:

Prelude Therapeutics Incorporated

200 Powder Mill Road

Experimental Station, E400

Wilmington, Delaware 19803

Attn: Chief Executive Officer Krishna Vaddi

E-mail:

with copy

[End of Addendum]